Exhibit 10.5

September 22, 2008

Wachovia Bank, National Association
301 South College Street
Charlotte, NC  28202-0600

Attention: Bruce M. Young

Re: Master Agreement between Lakeland Industries, Inc., (“Company”) and Wachovia Bank, National Association (“Wachovia”) dated as of September 22, 2008 (as supplemented by the Schedule thereto, the “Agreement”)

Ladies and Gentlemen:

I am delivering this opinion as counsel for the Company in connection with the Agreement.  Capitalized terms used and not otherwise defined herein have their meanings as defined in the Agreement.

I have examined the Agreement (including its Schedule) and such other matters of fact and law that I have deemed necessary or appropriate to render this opinion.  In such examination, I have relied as to certain matters on information from public officials, representatives of the Company and other sources I believe to be responsible, and I have assumed that all signatures and documents I have examined are authentic and genuine, assumptions which I have not verified.  I have also assumed that any Transaction under the Agreement would be an interest rate swap, a transaction in respect to commodities or a foreign exchange transaction entered into by the Company for the purpose of hedging or managing the interest rate risk, commodity price risk or exchange rate risk of an asset or liability.

This opinion is limited to matters concerning the laws of the State of Delaware and the laws of the United States of America, and I have assumed for purposes of rendering this opinion that the laws of the state chosen by the parties to govern the Agreement are similar to those of the State of Delaware.

Based upon the foregoing, it is my opinion that:

1. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and is empowered to enter into and perform its obligations under the Agreement.

2. The Agreement has been duly authorized, executed and delivered by the Company and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights generally.

3. The Company is not required to obtain any approval, authorization, license, consent, exemption, adjudication or order of, or to file any registration with, any governmental authority of the United States of America or the state in which it is organized as a condition to the validity, or for the execution, delivery or performance by the Company, of the Agreement, or to the exercise by Wachovia of its rights thereunder.

4. The execution, delivery and performance of the Agreement by the Company will not contravene or constitute a default under any statute, regulation, rule, order, judgment or decree, or under any provision of the Company’s constitutional documents (including any by-laws) or under any contractual agreement or restriction known to me that is binding on the Company or its assets or that affects the performance by the Company of its obligations under the Agreement.

Very truly yours,

/s/ Christopher J. Ryan
Christopher J. Ryan
General Counsel